[Quaker Logo]



                                    The Quaker Oats
                                    Company

                                    Notice of
                                    Annual Meeting
                                              and
                                    Proxy Statement





                                    Fiscal Year Ended December 31, 1998






                                       April 12, 1999









Dear Shareholder:

You are cordially invited to attend the 1999 Annual Meeting of Shareholders of The Quaker Oats Company on Wednesday, May 12, 1999, at 9:30 a.m. (CDT) at the Rosemont Conference Center, Second Floor Ballroom, which is located in the Rosemont Convention Center, 5555 North River Road, Rosemont, Illinois.

The items of business to be acted on during the Meeting include: the election of directors; the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1999; the adoption of a new incentive bonus plan to preserve the tax deductibility of bonuses paid to certain executives; and such other business as may properly come before the Meeting or any adjournment thereof, including two shareholder proposals. The accompanying proxy statement contains complete details on the proposals and other matters.

Your participation in the affairs of the Company is important, regardless of the number of shares you hold. To insure your representation at the Meeting, whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible. If you do attend the Meeting, you may then revoke your proxy and vote in person if you so desire.

I look forward to seeing you on May 12. Refreshments will be served after the Meeting, when the members of the Board of Directors hope to visit with you.

Cordially,

/s/Robert S. Morrison
Robert S. Morrison
Chairman, President and Chief Executive Officer



                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                            Chicago, Illinois 60610

                                    NOTICE

                                      OF

                        ANNUAL MEETING OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT

                      FISCAL YEAR ENDED DECEMBER 31, 1998


                       T A B L E   O F   C O N T E N T S

                                                  PAGE

Notice of Annual Meeting of Shareholders           3

Proxy Statement                                    4
General Information                                4
Election of Directors                              5
Corporate Governance                               8
Ownership of Company's Securities                 12
Executive Compensation                            14
Compensation Committee Report                     20
Performance Graph                                 22
Directors' Proposals                              22
Shareholders' Proposals                           25
Shareholder Proposals for 2000 Annual Meeting     27
Other Business                                    27




                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                            Chicago, Illinois 60610


                                    NOTICE

                                      OF

                        ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 12, 1999

                                                                 April 12, 1999
To the Shareholders of The Quaker Oats Company:

Notice is hereby given that the Annual Meeting of Shareholders of The Quaker Oats Company will be held at 9:30 a.m. (CDT), on Wednesday, May 12, 1999, at the Rosemont Conference Center, Second Floor Ballroom, which is located in the Rosemont Convention Center, 5555 North River Road, Rosemont, Illinois, for the following purposes:

     To elect two directors in Class I to serve for three-year terms expiring in May, 2002 or until their successors are elected and qualified;

     To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent public accountants for the Company for 1999;

     To consider and take action on a proposal to adopt an Executive Incentive Bonus Plan to preserve the tax deductibility of bonuses paid to certain executives; and

     To transact such other business as may properly come before the Meeting or any adjournment thereof, including consideration of shareholder proposals concerning: 1) annual election of directors; and 2) shareholder rights plans.

By Board of Directors' resolution, only shareholders of record as of the close of business on March 17, 1999 are entitled to notice of and to vote at the Meeting. To insure your representation at the Meeting, whether or not you are able to attend, please complete and return the enclosed proxy card as soon as possible. If you do attend the Meeting, you may then revoke your proxy and vote in person if you so desire.

To obtain an admittance card for the Meeting, please complete the enclosed reservation form and return it with your proxy card. If your shares are held by a bank or broker, you may obtain an admittance card by returning the reservation form they forwarded to you. If you do not receive a reservation form, you may obtain an admittance card by sending a written request, accompanied by proof of share ownership (such as your brokerage statement) to Shareholder Services, The Quaker Oats Company, P.O. Box 049001, Suite 25-9, Chicago, Illinois 60604-9001. For your convenience, we recommend that you bring your admittance card to the Meeting so you can avoid the registration lines and proceed directly to the Meeting. However, if you do not have an admittance card by the time of the Meeting, please bring proof of share ownership to the registration area located on the second floor of the Conference Center, where our staff will assist you.

By order of the Board of Directors,




/s/John G. Jartz
John G. Jartz
Corporate Secretary


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                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                           Chicago, Illinois  60610

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 12, 1999


                                                                 April 12, 1999

                              GENERAL INFORMATION

This proxy statement is being mailed to shareholders on or about April 12, 1999 and is furnished in connection with the solicitation of proxies by the Board of Directors of The Quaker Oats Company (Board and Company) for use at the Annual Meeting of Shareholders to be held on May 12, 1999, including any adjournment thereof (Annual Meeting or Meeting).

The Meeting is called for the purposes stated in the accompanying Notice of Annual Meeting. All holders of the Company's $5.00 par value common stock and Series B ESOP Convertible Preferred Stock (ESOP Preferred Stock) as of the close of business on March 17, 1999, are entitled to vote at the Meeting. As of that date, there were 135,304,309 outstanding shares of common stock and 967,832 outstanding shares of ESOP Preferred Stock. Treasury shares are not included in the totals. On each matter coming before the Meeting, a common stock shareholder is entitled to one vote for each share of stock held as of the record date and an ESOP Preferred Stock shareholder is entitled to 2.2 votes for each share held as of the record date.

Shares representing a majority of the eligible votes must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. A proxy marked "abstain" on a matter will be considered to be represented at the Meeting, but not voted for purposes of the election of directors and other matters put to a shareholder vote at the Meeting, and therefore will have no effect on the vote. Shares registered in the names of brokers or other "street name" nominees will be considered to be voted only as to those matters actually voted, and will not be considered for any purpose as to the matters with respect to which a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the Meeting by the Proxy Committee in accordance with the instructions of the shareholder. If no specific instructions are designated, the shares will be voted as recommended by the Board.

A proxy may be revoked at any time before it is voted at the Meeting. Any shareholder who attends the Meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, revocation of a proxy must be communicated in writing to the Company's Corporate Secretary, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.

If a shareholder is a participant in the Company's Salaried Employees' 401(k) Plan, Hourly Employees' 401(k) Plan, or the Harris DOCS (Direct Ownership of Corporate Shares) Program, the proxy card will represent the number of shares registered in the participant's name and the number of whole and fractional shares credited or allocated to the participant's account under the plans, except that fractional shares will not be voted under the Harris DOCS Program. For those shares held in the plans, the proxy card will serve as a direction to the trustee or voting agent under the various plans as to how the shares in the accounts are to be voted.



<4>


Under the Company's Bylaws, for all matters submitted to the shareholders for a vote, all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential and not be disclosed to any of the Company's directors, officers or employees, except as follows: when disclosure is mandated by law, when disclosure is expressly requested by a shareholder or during a contested election for the Board.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to the beneficial owners of shares of stock. Solicitations will be made primarily by mail, but certain directors, officers or regular employees of the Company may solicit proxies in person or by telephone or other means without special compensation. In addition, the Company has retained Kissel-Blake Inc. to assist in soliciting proxies from brokers, dealers, voting trustees, banks and other nominees and institutional holders for a fee not to exceed $17,000 plus reimbursement of reasonable out-of-pocket expenses.

                             ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company provides that the members of the Board shall be divided into three classes with staggered three-year terms. The terms of the directors in Class I expire this year. The Board has nominated two persons for election as directors in Class I to serve for three-year terms expiring in May, 2002, or until their successors are elected and qualified. All nominees have consented to serve for the new term.
Biographical information (including principal occupations for the past five years and ages as of April 12, 1999) follows for each person nominated and each director whose term in office will continue after the Meeting.

It is the intention of those persons named in the accompanying proxy to vote in favor of the nominees. Should any one or more of these nominees become unavailable for election, the proxy will be voted for such other persons, if any, as the Board may recommend.

The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of nine members, including eight nonemployee directors and one director who is an officer of the Company.


Nominees for Directors - Terms Expiring in 2002


J. Michael Losh
Director since July, 1998
Age 52

Executive   Vice  President   and
Chief  Financial Officer, General
Motors   Corporation  (automotive
manufacturing)    since     1994;
formerly Vice President and Group
Executive   of   North   American
Vehicle   Sales,   Service    and
Marketing (1992 - 1994).  Also  a
director of Cardinal Health, Inc.



Walter J. Salmon
Director since 1971
Age 68

Stanley  Roth, Sr.  Professor  of
Retailing,   Emeritus,    Harvard
Business   School   since   1997;
formerly   Stanley   Roth,    Sr.
Professor  of  Retailing   (1980-
1997)  and Senior Associate Dean,
External  Relations  (1989-1994).
Also  a director of Circuit  City
Stores,   Inc.;   Cole   National
Corp.;   Hannaford   Bros.   Co.;
Harrah's   Entertainment,   Inc.;
Luby's  Cafeterias, Inc.; Neiman-
Marcus  Group, Inc.; and PetSmart
Corp.


<5>


Directors Continuing in Office - Terms Expiring in 2001


Frank C. Carlucci
Director  1983  -  1987  and  then
since 1989
Age 68

Chairman,   The   Carlyle    Group
(merchant   banking).    Also    a
director  of  Ashland  Inc.;   IRI
International  Corporation;  Kaman
Corporation;    Neurogen    Corp.;
Northern      Telecom     Limited;
Pharmacia  &  Upjohn,  Inc.;   Sun
Resorts   Ltd.  N.V.;  and   Texas
Biotechnology Corporation.



Vernon R. Loucks, Jr.
Director since 1981
Age 64

Chairman,   Baxter   International
Inc.  (health care products) since
January,  1999; formerly  Chairman
and  Chief Executive Officer (1987
-   December,   1998).    Also   a
director   of  Affymetrix,   Inc.;
Anheuser-Busch  Companies,   Inc.;
Dun  & Bradstreet Corporation; and
Emerson Electric Co.



Robert S. Morrison
Director since 1997
Age 57

Chairman,   President  and   Chief
Executive  Officer of the  Company
since 1997; formerly Chairman  and
Chief  Executive Officer of  Kraft
Foods,  Inc., a division of Philip
Morris   Companies,  Inc.   (1994-
1997);  and  President of  General
Foods   U.S.A.  of  Philip  Morris
Companies, Inc. (1991-1994).



Directors Continuing in Office - Terms Expiring in 2000


William L. Weiss
Director since 1985
Age 69

Chairman    Emeritus,   Ameritech
Corporation  (telecommunications)
since 1994; formerly Chairman and
Chief  Executive Officer (1984  -
1994).  Also a director of Abbott
Laboratories and Merrill Lynch  &
Co., Inc.


<6>


Directors Continuing in Office - Terms Expiring in 2000


W. James Farrell
Director since March, 1998
Age 56

Chairman   and  Chief   Executive
Officer, Illinois Tool Works Inc.
(engineering    and    industrial
components) since 1996;  formerly
President   and  Chief  Executive
Officer     (1995-1996);      and
Executive  Vice President  (1983-
1994).  Also a director of Morton
International, Inc.; and  Premark
International, Inc.



John H. Costello
Director since 1997
Age 51

President,   Republic   Industries
Inc.  (automotive  retailing   and
rental)  since January, 1999;  and
Senior Executive Vice President  -
Marketing, Sears, Roebuck and  Co.
(1993- December, 1998).



Judy C. Lewent
Director since 1994
Age 50

Senior  Vice President  and  Chief
Financial  Officer, Merck  &  Co.,
Inc.  (pharmaceuticals).   Also  a
director  of Chugai MSD Co.,  Ltd;
Johnson  & Johnson Merck  Consumer
Pharmaceuticals  Company;   Merial
Limited; and Motorola, Inc.



<7>



                             CORPORATE GOVERNANCE


Board Affairs Guidelines and Policies

In July, 1998, following a thorough review of its own policies and procedures and emerging corporate governance trends, the Board adopted comprehensive written Board Affairs Guidelines. At the same time, the Board Affairs Committee was established to oversee such Guidelines and to report periodically and make recommendations to the Board concerning corporate governance matters. Among the important principles set forth in the Guidelines are the following:

1. The Board shall be comprised of a  majority  of  "independent directors" and not more than three directors shall be Company employees. The term "independent director" is defined as a director who: (i) is not and has not been employed by the Company or its subsidiaries in an executive capacity within the last five years; (ii) is not affiliated with a customer or supplier of goods or services that has a material relationship with the Company or its subsidiaries (material either to the Company or to such customer or supplier); (iii) does not have a financially significant personal services contract with the Company or its subsidiaries; (iv) is not affiliated with a tax-exempt entity that receives more than 5% of its annual contributions from the Company or its subsidiaries or employees;
   (v) does not have a material business relationship with any senior executives of the Company; and (vi) is not a spouse, parent, sibling or child of any person described by (i) through (v).

2. The Board Affairs, Audit and Compensation Committees of the Board shall consist entirely of independent directors.

3. Nonemployee directors are expected to retire at the first Annual Meeting of Shareholders after attaining age 70. Employee directors shall retire at the first Annual Meeting of Shareholders after attaining age 65 or upon their earlier retirement, resignation or termination of employment.

4. Directors are expected to offer their resignation in the event of a change in their primary employment responsibilities. Former Chairmen who have been full-time employees and/or Chief Executive Officers of the Company are expected to resign from the Board upon vacating those positions.

5. The   Board  Affairs  Committee and  the entire  Board  are  responsible for screening and selecting director candidates, typically with assistance from an independent executive search firm.

6. In lieu of term limits, each director's continuation on the Board should be reviewed by the Board Affairs Committee before re-nominating such director for an additional term.

7. The Chairman and Chief Executive Officer should receive the approval of the Board before accepting any outside directorships. As a general rule, the Chairman and Chief Executive Officer and other employee directors should serve on no more than three additional boards.

8. The  Board  shall  periodically   review   its   own  structure,  governance
   principles and composition to consider whether it is functioning well in view of its responsibilities and the evolving situation of the Company. In furtherance of this objective, the Board shall conduct an annual performance evaluation to solicit candid feedback from individual directors. The collective results of such evaluation will be shared with the entire Board.

9. The Chairman and Chief Executive Officer shall establish the agenda for Board meetings. Nonemployee directors can suggest additional agenda items, and the Board shall set aside time at every other Board meeting to evaluate possible topics for future discussion. At least one Board meeting per year shall include both a thorough review of the Company's strategic long-range plan and the most important issues expected to affect the Company in the future.



<8>



10.The  nonemployee   directors  shall  meet in executive session  without  the
   Chairman and Chief Executive Officer at the end of every other regularly scheduled Board meeting and at such other times as they deem appropriate. The Chairman of the Board Affairs Committee will preside over such executive sessions.

11.At  the  beginning  of  each fiscal year, the Chairman  and Chief  Executive
   Officer must develop performance objectives for Board review and approval. Such objectives should be based upon the specific position and needs of the Company and should include criteria such as business performance, accomplishment of long-term strategies and development of the management team.

12.Following the end of each fiscal year, the Board shall formally evaluate the Chairman and Chief Executive Officer's performance at a meeting of nonemployee directors without the Chairman and Chief Executive Officer being present. Such evaluation shall be based upon the objectives established by the Board at the beginning of the fiscal year and such other factors as the nonemployee directors deem appropriate. The results of the evaluation shall be communicated to the Chairman and Chief Executive Officer by the Chairman of the Compensation Committee. The performance evaluation will also be used by the Compensation Committee and the nonemployee directors when considering the Chairman and Chief Executive Officer's compensation.

13.The Chairman  and  Chief Executive Officer shall provide an annual report to the full Board on succession planning and the development and performance of the Company's management team. This report will include an emergency operating plan that could be implemented in the event the Chairman and Chief Executive Officer unexpectedly resigns, retires or becomes incapacitated.

14.Directors  are  expected  to  own and retain shares of the Company's  common stock and to increase their ownership of those shares over time. Individual directors are expected to own at least 1,500 shares within one year of election and 4,500 shares within three years of election. These ownership targets have been adopted in the form of "guidelines" rather than "minimum requirements" in order to recognize that the individual circumstances of Board members and potential candidates may impact what is reasonable to expect.

The foregoing summary is subject to and qualified in its entirety by the full text of the Board Affairs Guidelines, which are available upon written request to the Company's Corporate Secretary, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.

Nonemployee Directors' Compensation and Benefits

Significant changes were made to the nonemployee directors' compensation and benefits program, effective January 1, 1999, in order to more closely align the interests of directors and shareholders. Under the revised program, the annual cash retainer for nonemployee directors was reduced from $45,000 to $35,000. In addition, meeting fees and unanimous consent fees (previously $1,000 for each Board meeting, Committee meeting or written consent) were eliminated. In lieu thereof, nonemployee directors will now receive annual stock option grants with an estimated value of $35,000 under The Quaker Oats Company Stock Option Plan for Outside Directors (Stock Option Plan) (see description below). Under the revised program, nonemployee directors will also receive annual Common Stock Unit awards valued at $35,000 under The Quaker Oats Company Stock Compensation Plan for Outside Directors (Stock Compensation Plan) (see description below), instead of the previously fixed annual award of 800 Common Stock Units. Each Committee chairperson receives an additional $5,000 award which, at the director's option, is credited under the Stock Option Plan or the Stock Compensation Plan (prior to 1999, chair fees were paid in cash). Nonemployee directors may elect to convert all or a portion of their cash retainers and/or Common Stock Units received under the Stock Compensation Plan into stock options under the Stock Option Plan. In addition to the compensation and benefits described above, nonemployee directors are reimbursed for appropriate travel and lodging expenses. Directors who are employees receive no additional compensation or benefits for Board or Committee service.

Under the Deferred Compensation Plan for Directors of The Quaker Oats Company (Deferred Compensation Plan), each nonemployee director may elect to defer the receipt of all or a portion of his/her annual retainer until ceasing to be a director. Prior to 1999, directors could elect to carry such deferred amounts as Cash Units or Common Stock Units. Under the revised program, all deferred amounts credited on or after January 1, 1999 must be carried as Common Stock Units. Existing Cash Units are credited with interest on a monthly basis, at the new issue 10-year "A" rated industrial bond rate. Amounts deferred as stock units under the Deferred Compensation Plan are converted quarterly into



<9>



Common Stock Units by dividing the deferred amount by the fair market value of the Company's common stock. Common Stock Units are also credited with dividend equivalents which are converted into additional Common Stock Units. After a director leaves the Board, deferred amounts may be distributed in a lump-sum or in annual installments (not exceeding 15), as elected by the director. The accumulated deferred amounts will be distributed in kind if held as Common Stock Units or cash if held as Cash Units. If a director has not attained age 55 prior to leaving the Board, the distribution of deferred amounts will begin following the director's attainment of age 55. Payment of deferred amounts may be accelerated by the Compensation Committee for any reason following a change in control (see "Pension Plans").

Each nonemployee director receives an annual grant valued at $35,000 under the Stock Option Plan, based on the fair market value of the Company's common stock on the date of grant. Committee chairpersons may also elect to receive their annual $5,000 award as stock options under the Stock Option Plan. Furthermore, nonemployee directors may elect to receive stock options in lieu of cash retainers and/or Common Stock Unit awards under the Stock Compensation Plan. For purposes of the above-described grants, the value of a stock option is deemed to equal one-third of the value of the underlying shares of Company common stock on the date of grant. All nonemployee director stock options are granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options vest when granted, but they may not be exercised for at least one year. They remain exercisable until the earlier of ten years from the date of grant or five years after a director leaves the Board. Upon the occurrence of a change in control (see "Pension Plans"), outstanding options are cancelled, and an immediate lump sum payment will be paid to the director, equal to the product of: (1) the amount by which the higher of (a) the closing price of the Company's common stock as reported on the NYSE Composite Index on or nearest the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the common stock is highest), or (b) the highest per share price for the Company's common stock actually paid in connection with the change in control, exceeds the purchase price of each such option held, times (2) the number of shares covered by each such option (whether or not then fully exercisable).

Under the Stock Compensation Plan, each nonemployee director receives annual Common Stock Unit awards valued at $35,000, based on the fair market value of the Company's common stock on the date of grant. Committee chairpersons may also elect to receive their annual $5,000 award as Common Stock Units under the Stock Compensation Plan. All such Common Stock Units are credited with dividend equivalents which are converted into additional Common Stock Units. After a director leaves the Board, Common Stock Units held under the Stock Compensation Plan will be distributed in kind in a lump-sum or in annual installments (not exceeding 15), as elected by the director. The Compensation Committee may accelerate the distribution of Common Stock Units for any reason following a change in control (see "Pension Plans").

Committees

The Board has appointed five standing committees from among its members to assist it in carrying out its obligations. Committee assignments and chairs are reviewed by the Board in May of each year. The principal responsibilities of each committee are reviewed biannually and are described in the following paragraphs.

The Audit Committee consists entirely of nonemployee directors and is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. Specifically, the Committee recommends to the Board the firm to be appointed as the Company's independent public accountants, subject to ratification by the shareholders; reviews and approves the scope of the annual examination of the books and records of the Company and its subsidiaries; reviews the audit findings and recommendations of the independent public accountants; considers the organization, scope and adequacy of the Company's internal auditing function; monitors the extent to which the Company has implemented changes recommended by the independent public accountants, the internal audit staff or the Committee; reviews and monitors the Company's Compliance Program with regard to the areas of Law, Quality, Health and Safety, and Environmental Programs, including its Code of Ethics; and provides oversight with respect to accounting principles to be employed in the Company's financial reporting. The Committee met three times during 1998 and its members are Mr. Carlucci - Chairman, Mr. Kenneth I. Chenault, Mr. Costello, Mr. Farrell, Ms. Lewent and Mr. Losh.

The Board Affairs Committee consists entirely of nonemployee directors and develops and recommends to the Board guidelines with respect to the size and composition of the Board and criteria for the selection of director candidates.



<10>



It recommends the slate of nominees to be considered at each annual meeting of shareholders and recommends candidates to fill any vacancies that may occur, including any vacancy created by an increase in the total number of directors. It also administers and periodically reviews the programs and procedures set forth in the Board Affairs Guidelines. The Committee met three times during 1998 and its members are Dr. Salmon - Chairman, Mr. Costello, Mr. Loucks, Mr. Losh and Mr. Weiss. Mr. Morrison is an ex-officio member of the Committee.

The Committee will entertain nominees for directorships recommended by shareholders. A shareholder recommendation should be sent to the Committee in care of the Company's Corporate Secretary, accompanied by a statement of the nominee indicating willingness to serve if elected. The nomination should also state the shareholder's reasons for the recommendation, the principal occupations the nominee has held over the past five years and a list of all publicly held companies for which the nominee serves as a director.

The Compensation Committee consists entirely of nonemployee directors and oversees the Company's compensation and benefit policies and programs, including administration of the Management Incentive Bonus Plan, The Quaker Long Term Incentive Plan of 1999 (1999 Plan) and The Quaker Long Term Incentive Plan of 1990 (1990 Plan). It also recommends to the Board annual salaries for elected officers. The Committee met six times during 1998 and its members are Mr. Loucks - Chairman, Mr. Chenault, Mr. Farrell, Ms. Lewent and Mr. Weiss.

The Executive Committee consists of four nonemployee directors and Mr. Morrison and exercises all the powers and authority of the Board in the management of the business and affairs of the Company during the intervals between meetings of the Board, subject to the restrictions set forth in the Bylaws. The Committee met one time and acted by written consent two times during 1998 and its members are Mr. Carlucci, Mr. Costello, Mr. Farrell, Mr. Morrison and Mr. Weiss.

The Finance Committee consists entirely of nonemployee directors and reviews the Company's annual financing plan, including its projected financial condition and requirements for funds; approves certain long-term debt borrowing arrangements; advises the Board on all financial recommendations requiring Board approval, including dividend payments; and monitors the investment performance of the Company's pension funds and participant-directed investment accounts. The Committee met four times during 1998 and its members are Mr.
Weiss  -  Chairman,  Mr. Carlucci, Ms. Lewent, Mr. Losh,  Mr.  Loucks  and  Dr.
Salmon.

Attendance

During 1998, the Board held six regular meetings and executed five actions by unanimous written consent. In addition to Board membership, each nonemployee director serves on one or more standing Board committees. Each director attended 75% or more of the meetings of the Board and Board committees on which they served, except for Mr. Chenault and Mr. Costello.



<11>



                       OWNERSHIP OF COMPANY'S SECURITIES

Beneficial Owners of More Than 5 Percent

The following table sets forth information as of March 1, 1999, with respect to each person or entity known to have beneficial ownership of more than 5% of the Company's outstanding common stock based upon information furnished to the Company.


Name and address of       Amount and nature             Percent of
beneficial owner       of beneficial ownership             class

Fidelity Management         11,588,474 (2)                8.43%
Trust Co.
82 Devonshire Ct.
Boston, MA 02109 (1)

FMR Corp.                   11,269,824                    8.27%
82 Devonshire Ct.
Boston, MA 02109

Putnam Investments, Inc.     7,962,729                    5.80%
One Post Office Square
Boston, MA 02109

(1)In accordance with applicable rules of the Securities and Exchange Commission ("SEC"), all shares beneficially owned by Fidelity Management Trust Co., including those beneficially owned as Trustee of The Quaker Oats Company 401(k) Plans Master Trust, are required to be disclosed.

(2)This amount includes 9,473,657 shares of common stock and 979,082 shares of ESOP Preferred Stock (at the convertible rate of 2.16 shares of common stock for each share of ESOP Preferred Stock and representing 100% of the issued and outstanding stock of that class).


Directors and Management

As of March 1, 1999, each director, each nominee, each Named Executive (see page 14) and all directors and executive officers of the Company as a group beneficially owned the number of shares of the Company's common stock set forth in the following table. Shares subject to acquisition within 60 days through the exercise of stock options are included in the first column and are shown separately in the second column.


Name of individual        Amount and nature      Shares subject to acquisition
or persons in group   of beneficial ownership(a)       within 60 days (a)


Frank C. Carlucci          29,483  (b)(c)(d)                   0
Kenneth I. Chenault         7,781  (c)(d)                      0
John H. Costello            3,550  (c)(d)                      0
W. James Farrell              783  (c)                         0
John G. Jartz             125,771  (e)(f)                104,918
Judy C. Lewent              3,870  (c)                         0
J. Michael Losh             1,583  (c)                         0
Vernon R. Loucks, Jr.      15,316  (c)                         0
Robert S. Morrison        801,790  (e)(f)                659,000
Walter J. Salmon           21,898  (c)                         0
Robert S. Thomason        279,034  (e)(f)(g)             261,000
William L. Weiss           24,051  (c)(d)(h)                   0
Susan D. Wellington        63,236  (e)(f)                 54,540
Bernardo Wolfson          120,491  (e)(f)                114,110
Russell A. Young          222,367  (e)(f)                193,960

All  directors and
executive  officers
as a group              2,467,386  (e)(f)              2,009,032



<12>



(a)Unless otherwise indicated, each named individual and each person in the group has sole voting and investment power with respect to the shares shown. Of the total shares outstanding (including shares subject to acquisition within 60 days after March 1, 1999), each person beneficially owns less than 1% of the total shares and the group in total beneficially owns approximately 1.8% of the total shares.
(b)Of  these  shares,  300 are held in a custodial account for  Mr.  Carlucci's daughter,  through  which  he shares voting and investment  power  with  his wife.
(c)The figures shown for all directors include an aggregate of 64,176 common stock units credited to them under The Quaker Oats Company Stock Compensation Plan for Outside Directors.
(d)The figures shown for all directors include an aggregate of 33,557 common stock units credited to them under the Deferred Compensation Plan for Directors of The Quaker Oats Company.
(e)The figures shown for all executive officers include an aggregate of 105,791 shares allocated to them under The Quaker 401(k) Plan for Salaried Employees, which includes 35,139 shares on the basis of the conversion of 16,268 shares of ESOP Preferred Stock at the conversion rate of 2.16. The Named Executives hold the following numbers of shares under this Plan:
   Mr. Morrison, 730; Mr. Thomason, 6,123; Mr. Young, 10,621; Mr.Jartz, 10,228; and Ms. Wellington, 7,540.
(f)The figures shown for all executive officers include an aggregate of 117,643 shares and stock units granted to them under the Long Term Incentive Plan for which the restricted period has not lapsed. The Named Executives hold the following numbers of shares or stock units under this
   Plan: Mr. Morrison, 76,000; Mr. Thomason, 2,454; Mr. Young, 4,562; Mr. Wolfson, 1, 388; Mr. Jartz, 1,379; and Ms.Wellington, 5,000.
(g)Of these shares, 32 are held directly by Mr. Thomason's wife, and Mr. Thomason and each of his two children own 800 jointly.
(h)Of these shares, 800 are held in a trust of which Mr. Weiss' wife is income beneficiary.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange ("NYSE"). To the best of the Company's knowledge, all such required reports were timely filed.


<13>

                            EXECUTIVE COMPENSATION

The following table details annual and long-term compensation paid to the Company's Chairman, President and Chief Executive Officer for 1998, the
Company's four other most highly compensated executive officers for 1998 who were serving as executive officers as of the last day of 1998, and Robert S. Thomason, whose last date of active employment was on December 15, 1998 (Named Executives). Information is provided for each fiscal year the Named Executive served as an executive officer of the Company.





                          SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                Annual Compensation                   Compensation
                                                      Other      Restricted  Securities       All
                                                      Annual       Stock     Underlying      Other
                      Fiscal   Salary     Bonus    Compensation    Awards      Options    Compensation
        Name           Year     ($)       ($)(1)      ($)(2)       ($)(3)      (#)(4)        ($)(5)


Robert S. Morrison-    1998   $952,004  $1,400,000  $ 25,959    $   -0-        300,000     $118,131
Chairman, President    1997   $183,667  $   -0-     $  -0-      $5,715,570   1,000,000     $  -0-
and Chief Executive    1996     N/A         N/A        N/A          N/A          N/A          N/A
Officer

Robert S. Thomason-    1998   $368,022  $  411,800  $  -0-      $   75,292       -0-       $165,370
Senior Vice President- 1997   $379,486  $  451,700  $137,759    $   27,714      50,000     $ 78,424
Finance and Chief      1996   $366,034  $  207,800  $(20,499)   $   -0-          -0-       $ 45,977
Financial Officer

Russell A. Young-      1998   $306,762  $  323,400  $  -0-      $   -0-         38,000     $188,905
Senior Vice President- 1997     N/A         N/A        N/A          N/A          N/A          N/A
Supply Chain           1996   $266,514  $  144,300  $  -0-      $  136,009       -0-       $ 47,860

Bernardo Wolfson-      1998   $298,431  $  298,400  $259,886    $   31,003      27,000     $247,500
Vice President and     1997     N/A         N/A        N/A          N/A          N/A          N/A
President-             1996     N/A         N/A        N/A          N/A          N/A          N/A
Quaker Latin America

John G. Jartz-         1998   $269,750  $  317,400  $  -0-      $   43,835      32,000     $ 93,783
Senior Vice President- 1997   $235,476  $  263,000  $  -0-      $   12,740      19,000     $352,987
General Counsel,       1996   $183,918  $   76,300  $  -0-      $    4,803       -0-       $ 23,872
Business Development
and Corporate
Secretary

Susan D. Wellington-   1998   $234,014  $  342,900  $  -0-      $  287,656      21,000     $ 65,276
Vice President and     1997     N/A         N/A        N/A          N/A          N/A          N/A
President-             1996     N/A         N/A        N/A          N/A          N/A          N/A
U.S. Beverages





(1)Amounts include the cash awards that have been paid under the Management Incentive Bonus Plan based on the Company's financial performance and the Named Executive's personal performance for each Fiscal Year.

(2)Of the amount shown for Mr. Thomason for Fiscal Year 1997, $137,259 represents payments relating to his overseas assignment. Of the amount shown for Mr. Thomason for Fiscal Year 1996, included are amounts recovered by the Company pursuant to its tax equalization program relating to his overseas assignment. The amount shown for Mr. Wolfson for Fiscal Year 1998 represents payments relating to his overseas assignment.

(3)Restricted stock and unit award values reflect the fair market value of the Company's common stock on the date of each grant. Mr. Morrison was granted 119,000 restricted stock units effective October 22, 1997. Of this award, 43,000 such restricted units vested on October 22, 1998 and the remainder will vest in equal installments of 38,000 units on October 22, 1999 and 2000. Dividends on restricted shares and units are paid on an on-going



<14>


   basis at the same rate as paid to all shareholders of common stock. The amount and value of restricted shares or units held by the Named Executives as of December 31, 1998 were as follows: Mr. Morrison, 76,000 and
   $4,522,000;  Mr.  Thomason,  2,454  and  $146,013;  Mr.  Young,  4,562   and
   $271,439; Mr. Wolfson, 1,388 and $82,586; Mr. Jartz, 1,379 and $82,050;  and
   Ms. Wellington, 5000 and $297,500.


(4)All stock option awards were granted with an exercise price that is equal to the fair market value of the Company's common stock on the date of the grant.

(5)Amounts shown are the total of the value of the stock allocations to the Named Executives' employee stock ownership accounts and cash awards to the Named Executives based on earnings in excess of the Internal Revenue Code limits on the amount of earnings deemed eligible for purposes of the annual stock allocations made directly under The Quaker 401(k) Plan for Salaried Employees. Of the amounts shown for Mr. Young and Mr. Wolfson for 1998, $80,345 and $247,500 respectively, are attributable to a special incentive award. Of the amount shown for Mr. Jartz for 1997, $315,000 is attributable to a special incentive award.


The following table contains information covering the grant of stock options to the Named Executives during Fiscal Year 1998. The exercise price for all options granted is equal to the fair market value of the Company's common stock on the date of grant.




                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       Potential Realizable Value
                                                                        at Assumed Annual Rates
                                                                       of Stock Price Appreciation
                                  Individual Grants (1)                    for Option Term (2)

                                    % of Total
                      Number of       Options
                      Securities    Granted to
                      Underlying     Employees
                       Options       in Fiscal    Exercise    Expiration
    Name              Granted (#)      Year     Price ($/Sh)     Date          5%           10%

Robert S. Morrison      300,000        12.5%       $56.78      03/10/08   $10,712,820   $27,148,380

Robert S. Thomason        -0-           0.0%         N/A         N/A          N/A            N/A

Russell A. Young         38,000         1.6%       $56.78      03/10/08   $ 1,356,957   $ 3,438,796

Bernardo Wolfson         27,000         1.1%       $56.78      03/10/08   $   964,154   $ 2,443,354

John G. Jartz            32,000         1.3%       $56.78      03/10/08   $ 1,142,701   $ 2,895,827

Susan D. Wellington      21,000         0.9%       $56.78      03/10/08   $   747,897   $ 1,900,387




(1) All options were granted on March 11, 1998. One-third of the options granted on March 11, 1998 will vest on each of the three anniversaries following the date of grant. Upon the occurrence of a change in control, all options would be cancelled and a lump sum cash payment paid for realizable value (see "Pension Plans").

(2) Based on fair market value on the date of grant and an annual appreciation at the rate stated (compounded annually) of such fair market value through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% stock price appreciation rates set by the SEC and therefore do not forecast possible future appreciation, if any, of the Company's stock price. However, the total of the "Potential Realizable Value" for the Named Executives would represent less than 0.3% of the incremental increase of approximately $5 billion and $12 billion respectively, in the Potential Realizable Value that shareholders would realize under both the prescribed 5% and 10% stock price appreciation rates.


<15>


The following table contains information covering the exercise of options by the Named Executives during Fiscal Year 1998 and unexercised options held as of the end of 1998.





                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES





                                                                Number of           Value of Unexercised, In-the-
                                                           Unexercised Options      Money Options at Fiscal Year
                                                          at Fiscal Year End (#)            End ($) (2)
                          Shares
                        Acquired On      Value
    Name                Exercise (#)   Realized ($)(1)  Exercisable  Unexercisable   Exercisable  Unexercisable

Robert S. Morrison         -0-         $   -0-            560,000       740,000       $6,353,200    $5,769,940

Robert S. Thomason       45,612        $1,511,391         244,500        33,500       $5,700,423    $  741,188

Russell A. Young         17,376        $  575,349         169,540        62,120       $4,073,342    $  632,219

Bernardo Wolfson          2,000        $   53,003          98,600        40,400       $2,282,865    $  366,508

John G. Jartz             8,776        $  325,522          88,088        44,730       $2,071,915    $  364,653

Susan D. Wellington        -0-         $   -0-             43,155        30,045       $  950,952    $  254,590





(1)Represents the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise, multiplied by the number of options exercised.

(2)Represents the difference between the option exercise price and the fair market value of the Company's common stock on December 31, 1998, multiplied by the number of options held on that date.

Pension Plans

The Company and its subsidiaries maintain several pension plans. The Quaker Retirement Plan (Retirement Plan), which is the principal pension plan, is a noncontributory, defined benefit plan covering eligible salaried and hourly employees of the Company who have completed one year of service as defined by the Retirement Plan.

Under the Retirement Plan, the participant accrues a benefit based upon the greater of a Years-of-Service Formula and an Earnings/Service Formula. Under the Years-of-Service Formula, participants accrue annual benefits equivalent to credited years of service times $216. Under the Earnings/Service Formula, a participant's benefit is the sum of two parts:

1.Past Service Accrual -- Benefits accrued through December 31, 1993, are set at the greater of (a) those earned or (b) 1% of Five-Year Average earnings to $22,700 plus 1.65% of earnings above $22,700, times credited years of service; and

2.Future Service Accrual -- For each year beginning January 1, 1994, and after, participants accrue benefits of 1.75% of annual earnings to 80% of the Social Security wage base plus 2.5% of annual earnings above 80% of the Social Security wage base.

Eligible earnings used to calculate retirement benefits include wages, salaries, bonuses, contributions to The Quaker 401(k) Plan for Salaried Employees (a 401(k) Plan) and allocations to the employee stock ownership accounts. Normal retirement age under the Retirement Plan is age 65. The Retirement Plan provides for early retirement benefits.

Benefit amounts payable under the Retirement Plan are limited to the extent required by the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the Internal Revenue Code of 1986, as amended. If the benefit formula produces an amount in excess of those limitations, the excess will be



<16>


paid out of general corporate funds in accordance with the terms of The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan. The Quaker Eligible Earnings Adjustment Plan also provides for payment out of general corporate funds, based upon benefit amounts which would otherwise have been payable under the Retirement Plan and The Quaker 415 Excess Benefit Plan, if the executive had not previously elected to defer compensation under the Executive Deferred Compensation Plan.

The Quaker Supplemental Executive Retirement Program (Supplemental Executive Retirement Program) may also provide retirement benefits for officers of the Company designated as participants by the Compensation Committee. Benefit amounts payable under the Supplemental Executive Retirement Program are intended to provide a minimum base retirement benefit and are therefore offset by the total of amounts payable under the Retirement Plan, The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan (Basic Benefit). The Supplemental Executive Retirement Program benefit is based upon a participant's average annual earnings for the five consecutive calendar years during which earnings were highest within the last ten years of service multiplied by a percentage based upon the participant's age at his termination date. This percentage ranges from 35% to 50% (based upon their ages at termination).

The total estimated annual retirement benefits that the Named Executives would receive are as follows: Robert S. Thomason, $263,290; Russell A. Young, $424,176; Bernardo Wolfson, $167,436; John G. Jartz, $375,888; and Susan D. Wellington, $344,769. Except for Mr. Thomason, the amounts assume that the Named Executives will continue to work for the Company until their normal retirement dates, that their earnings will remain the same as in calendar 1998 and that each will elect a straight-lifetime benefit without survivor benefits. (Payment options such as a lump sum or other annuities are available.) Mr. Morrison was not designated as a Supplemental Executive Retirement Program participant by the Compensation Committee and will be provided supplemental retirement benefits in accordance with his Employment Agreement as described on page 19 of this proxy statement.

The Retirement Plan assures active and retired employees that, to the extent of sufficient plan assets, it will continue in effect for a reasonable period following a change in control of the Company without a reduction of anticipated benefits, and under certain circumstances may provide increased benefits. Generally, under the Retirement Plan, a change in control shall be deemed to have occurred in any of the following circumstances:

  (a)  An acquisition of 25% or more of Quaker stock;

  (b) A majority of the Board consists of persons who were not nominated by the Board for election as directors;

  (c)  A plan of complete liquidation of the Company; or

  (d) A merger, consolidation or sale of all or substantially all of the Company's assets unless thereafter: (i) directors of Quaker immediately prior thereto continue to constitute at least 50% of the directors of the surviving entity or purchaser; or (ii) Quaker's securities continue to represent, or are converted to securities which represent, more than 70% of the combined voting power of the surviving entity or purchaser.

For a two-year period following a change in control, the accrued benefits of members, who meet specified age and service requirements and who are terminated, will be increased and no employees of the purchaser may become members. For a five-year period following such a change in control of the Company, the accrual of benefits for service during such period cannot be decreased while there are excess assets (as defined in the Retirement Plan). For so long as there are excess assets during that five-year period, if the Retirement Plan is merged with any other plan, the accrued benefit of each member and the amount payable to retired or deceased members shall be increased until there are no excess assets. If during that five-year period the Retirement Plan is terminated, to the extent that assets remain after satisfaction of liabilities, the accrued benefits shall be increased such that no assets of the Retirement Plan will directly or indirectly revert to the Company.

Employment Agreements and Termination and Change in Control Benefits

The Company has entered into change in control agreements, known as Executive Separation Agreements (Separation Agreements) with the Named Executives and certain other officers. The Separation Agreements provide for separation pay should a change in control of the Company occur (as described for the Retirement Plan). The Separation Agreements were unanimously approved by the nonemployee directors.


<17>


Under the Separation Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" (demotion, relocation, loss of benefits, or other changes in the executive's terms of employment short of actual termination) following a change in control, for separation pay to be available. Under the Separation Agreement for Mr. Morrison, separation pay is also available upon voluntary termination occurring during the thirteenth month following a change in control.

Under the Separation Agreements, separation pay equals two years' annualized base salary, bonuses under the Management Incentive Bonus Plan and the value of life and health insurance coverage and pension credited service extended for each executive for a period of two years. The Separation Agreements provide that the amount of tax penalties paid under the Internal Revenue Code shall be reimbursed to the executive officer by the Company, including the income tax on such reimbursements. The Separation Agreements terminate three years from their date of execution and are subject to renewal by the Board.

The officers of the Company also participate in The Quaker Salaried Employees Compensation and Benefits Protection Plan (Protection Plan). Under the Protection Plan, severance pay and benefits are provided should a change in control occur (as described for the Retirement Plan) and an employee's employment is terminated within two years thereafter for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct. Severance payments may be paid in a lump sum or monthly installments (as determined by the Protection Plan's Administrative Committee). Severance payments are based on the amount of nine months pay, plus two weeks pay for each year of service over 20 years. Pay is to be based on an employee's current salary plus bonus, if any. Severance benefits are to be continued for a minimum of nine months, plus two weeks for each year of service over 20 years, and include all health and medical benefits, and life insurance coverage at the time of termination.

The Board believes that the Separation Agreements and the Protection Plan assure fair treatment of the covered employees following a change in control. Furthermore, by assuring the executive of some financial security, the Separation Agreements and the Protection Plan are intended to protect the shareholders by neutralizing any bias of these employees in considering proposals to acquire the Company. The Board believes that these advantages outweigh the disadvantage of the cost of the benefits.

The officers of the Company also participate in the Quaker Officers Severance Program (Program). Under the Program, severance benefits are payable if an officer's employment is terminated for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct and signs a waiver and release of claims against the Company and agrees to non-compete, non-raiding and non-disclosure restrictions. Severance benefits will continue for one year. Severance benefits to be continued are the executive's base salary at the time of termination, the average bonus for the past two years under the Management Incentive Bonus Plan, and medical and life insurance coverage as in effect at the time of severance. Only the greater of the severance payment and benefits to be provided under the Program or the Protection Plan will be provided to an officer eligible under both, following a change in control.

Under the Long Term Incentive Plan, upon the occurrence of a change in control (as described for the Retirement Plan), options and restricted stock outstanding on the date on which the change in control occurs shall be cancelled, and an immediate lump sum cash payment shall be paid to the participant equal to the product of: (1) the higher of (a) the closing price of the Company's common stock as reported on the NYSE Composite Index on or nearest the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Company's common stock is highest), or (b) the highest per share price for the Company's common stock actually paid in connection with the change in control (and with respect to options, reduced by the per share option price of each such option held, whether or not then fully exercisable); and (2) the number of shares covered by each such option or shares of restricted stock.

Upon the occurrence of a change in control, performance shares and other stock-based awards provided for under the Long Term Incentive Plan, and still outstanding, shall also be cancelled, and any profit and/or performance objective with respect to performance shares shall be deemed to have been attained to the full and maximum extent. An immediate lump sum cash payment relating thereto shall be paid to the participant in an amount determined in accordance with the terms and conditions set forth in the applicable agreement.

If making of payments pursuant to a change in control would subject the participant to an excise tax under Section 4999 of the Internal Revenue Code or would result in the Company's loss of a federal income tax deduction for those


<18>


payments (either of these consequences is referred to individually as a Tax Penalty), then the Company shall reduce the number of benefits to be cancelled to the extent necessary to avoid the imposition of such Tax Penalty. In addition, the Company shall establish procedures necessary to maintain for the participants a form of benefit which may be provided under the Long Term Incentive Plan so that such participant will be in the same financial position with respect to those benefits not cancelled as he would have been in the ordinary course, absent a change in control and assuming his continued employment, except that the foregoing with respect to the cancellation of benefits shall not apply if such participant (a) is entitled to a tax reimbursement for such Tax Penalty under any other agreement, plan or program of the Company, or (b) disclaims any portion of, or all, payments to be made pursuant to, or under, any other agreement, plan or program of the Company in order to avoid such Tax Penalty. Disagreements as to whether such payments would result in the imposition of a Tax Penalty shall be resolved by an opinion of counsel chosen by the participant and reasonably satisfactory to the Company.

The Company is party to a trust agreement, known as The Quaker Oats Company Benefits Protection Trust (Trust or Trust Agreement). The Trust is to be used to set aside funds necessary to satisfy the Company's obligations to present and former executives and directors under deferred compensation programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control (as described for the Retirement Plan). Following a change in control, the Trust Agreement becomes irrevocable, and the Trust shall be funded to provide for the payment of such obligations accrued at the time of a change in control. The Trust may also be funded for the purpose of paying legal expenses incurred by executives in pursuing benefit claims under such programs and agreements following a change in control. The Trust is currently funded only to a nominal extent. The Trust assets relating to Company contributions are always subject to the claims of the general creditors of the Company. No executive with any right or interest to any benefit or future payment under the Trust Agreement shall have any right or security interest in any specific asset of the Trust, nor shall he have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which he may expect to receive from the Trust or otherwise.

The Company entered into an Employment Agreement with Mr. Morrison in 1997 that provides that his initial employment term will continue through December 31, 2000. His Agreement also provides for aggregate annual retirement benefits on a straight-lifetime annuity equal to the greater of: (i) 50% of his average cash compensation for the highest five consecutive calendar years; or (ii) $950,000, which are subject to reduction in certain cases of termination of employment before reaching age 60. Mr. Morrison's Agreement also provided him with restricted stock units and options as described in the Tables on pages 14 through 16 of this proxy statement and will provide option awards for 1999 and 2000 of 300,000 options each year subject to the general option terms then in effect. The Employment Agreement also provides for severance benefits in the event of specified terminations which shall consist of the compensation and benefits remaining under the term of his Agreement and full vesting of all options and restricted stock units on his last day of active service. Mr. Morrison's Agreement also provides for his waiver and release of claims against the Company and non-compete, non-raiding and non-disclosure restrictions upon him if he is entitled to severance pay and benefits.

The Company also entered into an Agreement Upon Separation of Employment with Mr. Thomason which became effective immediately following his last date of active employment, December 15, 1998. Under the Agreement, Mr. Thomason is eligible for severance pay and benefits under the Quaker Officers Severance
Program through December 15, 1999 and the Agreement provides for the continuance of severance pay and benefits through December 15, 2000. The Agreement provides for waiver and release, non-compete, non-raiding and non-disclosure restrictions for Mr. Thomason during the term of the Agreement.


<19>


                          COMPENSATION COMMITTEE REPORT


The Company's executive compensation programs are administered by the Compensation Committee of the Board (Committee). The Committee reviews and considers the recommendations of management and compensation consultants, and then determines the compensation of all executive officers, including the Named Executives. The Committee's determinations are reviewed with all nonemployee directors, who constitute a majority of the Board.

Overall Policy

The Company's compensation programs have long been tied to Company and/or business unit performance. The Company's compensation programs are therefore aimed at enabling it to attract and retain strong executive talent. By linking executive compensation to Company stock, management's interests are directly linked to that of shareholders.

At least once each year, the Committee conducts a comprehensive review of the Company's executive compensation programs. The purpose of the review is to ensure that the programs are meeting their objectives and that the Company's executive compensation programs remain consistent with competitive practice. In its review, the Committee considers data provided by management, and also by leading compensation consultants.

The Company's policy with respect to qualifying compensation in excess of $1 million to its Named Executives for tax deductibility under Section 162(m) of the Internal Revenue Code, is first to be competitive. However, it is the Committee's intention to maximize the benefit of tax laws for the Company's shareholders by seeking performance-based exemptions and the related shareholder approval where consistent with the Company's compensation policies and practices.

The Company's compensation programs consist of base salary, a short-term cash incentive program (Management Incentive Bonus Plan), and a long-term incentive program consisting primarily of a broad-based stock option program and selective use of restricted stock. For executive officers, the mix of compensation is weighted more toward the performance-based, and therefore variable, elements of compensation (short-term and long-term incentive programs) rather than the more fixed elements of compensation (salary and benefits).

Base Salary

Salary guidelines for executive officers are established by comparing the responsibilities of the individual's position to similar positions in other comparable companies. Salary increases are determined by comparing the person's actual performance to personal performance objectives, as well as the Company's and/or business unit's performance versus its objectives.

Annual Incentive

The Company's key managers, including the executive officers, are eligible to receive an annual award under the Management Incentive Bonus Plan. Under the Management Incentive Bonus Plan, individual targets are established based on position level. Participants may receive more, or less, than the targets depending upon their performance.

The annual incentive award is based on a combination of business unit and Company performance compared to financial and nonfinancial objectives, with business unit performance weighted more than Company performance. Personal objectives are also considered in judging total compensation.

The primary Company and business unit performance is Controllable Earnings, which is calculated as operating income (adjusted for certain financial costs) less a capital usage charge based on each business unit's invested capital.
With incentives tied to maximizing Controllable Earnings, managers focus on generating greater profitable growth, investing in projects where returns exceed our cost of capital and efficiently utilizing assets. These are the drivers of long-term cash flow-ultimately the keys to building shareholder value. The Committee also considers performance against other key financial measures such as sales, earnings per share, return on assets, return on invested capital, debt coverage ratios, generation of cash flow and operating income. In order for the full financial portion of the target bonuses to be


<20>


paid, the Company must meet its internal financial targets both in the business units and the entire Company and the Committee also considers how that performance relates to other comparable companies.

Long Term Incentive

The Company has long believed in the importance of stock ownership by all employees. Consequently, its long-term incentive plans are focused on stock-based vehicles. The Company has adopted share ownership guidelines for all vice presidents and above. Each is expected to hold Company stock commensurate with their level in the organization.

The primary long-term incentive vehicle is a broad-based stock option program for key managers, including the executive officers. Participants are considered for annual awards of stock options, based upon an assessment of each person's job level, performance, potential, past award history and competitive practice. Most stock options currently become exercisable one-third per year over three years, and all have a ten-year term, and are priced at or above the stock's fair market value on the grant date.

A second broad-based long-term incentive program applying to the same group of key managers is the Incentive Investment Program. Under the Incentive
Investment Program, participants may elect to invest a percentage of their Management Incentive Bonus awards in Company stock. Amounts invested are matched with either one or two shares of restricted stock for each three shares of stock purchased by the participant, depending on the percent of the Management Incentive Bonus award invested. The vesting of the restricted stock occurs over a five-year period, contingent upon the participant's continued employment and retaining the purchased shares.

Restricted stock and restricted stock units are also periodically used to motivate and retain selected key employees.

Chief Executive Officer Compensation

In determining Chief Executive Officer compensation, the Committee considers the Company's financial and nonfinancial performance, as well as an analysis of total compensation in relation to that of Chief Executive Officers in comparable companies.

The Company entered into an Employment Agreement with Mr. Morrison as part of his employment process. In accordance with this Agreement, Mr. Morrison received an annual base salary of $950,000 during 1998 and 300,000 stock options under the Long Term Incentive Plan.

Mr. Morrison participates in the Management Incentive Bonus Plan along with other key managers of the Company. During 1998, the first full year under Mr. Morrison's leadership, Controllable Earnings (the Company's key internal measure) increased by 73 percent, sales from ongoing businesses increased 4 percent, operating income increased by 11 percent, and diluted earnings per share increased by 22 percent. As a result, the Company delivered returns to shareholders in the top quartile of the food industry. Beyond the financial results, Mr. Morrison led the Company in a series of actions to strengthen its future returns. These actions included: simplifying the Company's structure, incorporating a shared-services concept across its Foods and Gatorade businesses, and reducing overhead/infrastructure costs in each region of the world where the Company conducts business. On this basis, the Committee determined that Mr. Morrison earned a bonus of $1.4 million for 1998 performance.




MEMBERS OF THE COMMITTEE
Vernon R. Loucks, Jr., Chairman
Kenneth I. Chenault
W. James Farrell
Judy C. Lewent
William L. Weiss





<21>



                               PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock against the cumulative total return of the Standard & Poor's (S&P) Foods Index and the S&P 500 Stock Index for the period of five and one-half years commencing June 30, 1993, and ending December 31, 1998.



                  Comparison of Cumulative Total Return*
                       Quaker, S&P Foods, S&P 500


                                 Transition
                                     Period
             Fiscal Year Ending      Ending       Calendar Year Ending

           6/93     6/94     6/95     12/95     12/96     12/97     12/98

Quaker     $100     $ 95     $ 92      $ 99      $113      $160      $184
S&P Foods  $100     $100     $129      $146      $173      $248      $271
S&P 500    $100     $101     $128      $146      $180      $240      $308

  *Assumes $100 invested on June 30, 1993 with reinvestment of dividends.



                             DIRECTORS' PROPOSALS

Ratification of Appointment of Independent Public Accountants

Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent public accountants for 1999 and is requesting ratification by the shareholders. Arthur Andersen LLP has examined the financial statements of the Company each fiscal year since 1970.

In the event the resolution is defeated, the adverse vote will be considered as a direction to the Board to select other independent public accountants for the next fiscal year. However, because of the difficulty and expense of making any substitution of independent public accountants after the beginning of a fiscal period, it is contemplated that the appointment for 1999 will be permitted to stand unless the Board finds other reasons for making a change.

During 1998, Arthur Andersen LLP performed recurring audit services including the examination of annual financial statements and pension plans and limited reviews of quarterly financial information. Fees for these services aggregated approximately $1.65 million. Arthur Andersen LLP also performed services for the Company in other business areas during 1998, including tax and accounting related services for which fees aggregated approximately $1.70 million. Andersen Consulting LLP, the consulting arm of Arthur Andersen & Co., S.C., also performed various consulting services for the Company during 1998. Fees for these services aggregated approximately $1.50 million.



<22>



Representatives of Arthur Andersen LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Ratification of the appointment of Arthur Andersen LLP as independent public accountants requires the affirmative vote of a majority of votes cast thereon.

The Board unanimously recommends a vote FOR this proposal.


Approval of the Executive Incentive Bonus Plan

The executive compensation policy (which is described in the Compensation Committee's report beginning on page 20) includes annual cash bonuses to executive officers based upon various performance and other measures. Under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), it is necessary to obtain shareholder approval to ensure that such performance-based compensation will be fully tax deductible by the Company. Accordingly, the Board unanimously adopted, effective as of January 1, 1999, and subject to shareholder approval, The Quaker Oats Company Executive Incentive Bonus Plan (the "EIB"). The executive officers who are selected by the Compensation Committee each year to participate will receive their annual bonus under the EIB in lieu of the existing Management Incentive Bonus Plan.

Set forth below is a description of the essential features of the EIB. This description is subject to and qualified in its entirety by the full text of the EIB which is available upon written request to the Company's Corporate Secretary, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.

Purpose of the EIB

The EIB has been established to ensure that amounts payable under the EIB are deductible by the Company for Federal income tax purposes in accordance with Code Section 162(m), which denies certain tax deductions for compensation paid to the Company's Chief Executive Officer and the next four highest paid executive officers in excess of $1 million in any year. By approving the EIB, the shareholders also will be approving the material terms of the performance measures, eligibility requirements and annual bonus limit contained in the EIB.

The EIB, like the Company's traditional bonus program, will provide annual amounts of performance-based incentive compensation to certain participating executive officers selected each year by the Compensation Committee. Granting such persons incentive compensation based on the success of the Company is intended to motivate them to achieve that success. The EIB is also intended to encourage executive officers to remain in the employ of the Company and to attract and motivate new executive officers.

Duration and Modification

The Plan does not have a predetermined period over which it will remain in existence. The Board may at any time amend or terminate the EIB. However, no amendment made after the date an executive officer is selected as a participant for a calendar year may adversely affect the rights of the participant for that year, and no amendment may increase the maximum award payable under the EIB without shareholder approval or otherwise be effective without shareholder approval, if such approval is necessary for awards to be "performance-based compensation" under Code Section 162(m).

Administration

The EIB is administered by the Compensation Committee, which consists of not less than two members of the Board who are "outside directors" within the meaning of Code Section 162(m).


<23>


Eligibility

The Compensation Committee shall determine the "executive officers" eligible to participate in the EIB each year. The "executive officers" of the Company are the Company's chief executive officer and the other Company executives considered executive officers for purposes of the Securities Exchange Act of 1934. The Company currently has 16 executive officers. There is currently one executive officer, the Company's Chief Executive Officer, who has been designated to participate in the EIB.

Performance Measures and Goals

The EIB provides for the payment of an annual cash incentive bonus to participants, conditioned upon the attainment of pre-established performance goals measured over the calendar year, commencing with the 1999 calendar year. The performance goals must be established in writing by the Compensation Committee within the first 90 days of each calendar year. Performance goals are determined by reference to one or more of the following performance measures, as defined by the EIB and selected by the Compensation Committee for the calendar year: Adjusted Operating Income; Controllable Earnings; Earnings Per Share; Net Sales; Operating Income; Return on Assets; and Total Shareholder Return.

Adjustments

The Compensation Committee has the discretion to reduce or eliminate, but cannot increase, any amounts otherwise payable under the EIB.

Payment of Incentive Compensation

The determination of awards payable under the EIB is made by the Compensation Committee, which shall certify, in writing and before any amount under the EIB is paid, the amount that is payable with respect to each participant for the calendar year. All payments from the EIB shall be made in cash. The maximum annual cash bonus payable under the EIB to any participant with respect to any calendar year is $5.0 million.

New Plan Benefits

On March 10, l999, the Compensation Committee designated the Company's Chief Executive Officer as a participant in the Plan. The Compensation Committee established Controllable Earnings as the performance measure for 1999. The Committee also established a performance goal for such performance measure and the other items called for by the EIB.

Because participants are selected by the Compensation Committee each calendar year and because amounts payable under the EIB are based on performance goals determined by the Compensation Committee each calendar year, it cannot be determined at this time what amounts, if any, will be received by or allocated to any person or group of persons under the EIB if the EIB is approved, or what amounts would have been received by or allocated to any person or group of persons for the last fiscal year if the EIB had been in effect. However, if the EIB had been in effect during the last fiscal year, it is likely that the amount payable to any participant pursuant to the EIB would have approximated the amount paid to such person for that year under the Company's traditional bonus program.

Approval of the EIB requires the affirmative vote of a majority of the votes cast therein.

The Board unanimously recommends a vote FOR this proposal.


<24>


                            SHAREHOLDERS' PROPOSALS


Annual Election of Directors

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W. Suite 215, Washington, D.C. 20037, record holder of 200 shares of common stock of the Company, has given notice that she will introduce the following resolution and supporting statement at the Meeting:

RESOLVED: "That the shareholders of The Quaker Oats Company recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

REASONS:   "Until recently, directors of The Quaker Oats Company  were  elected annually by all shareholders."

"The majority of New York Stock Exchange listed corporations elect all of their directors each year."

"This insures that ALL directors will be more accountable to ALL shareholders each year, and to a certain extent, prevents the self-perpetuation of the Board."

"If you AGREE, please mark your proxy FOR this resolution."

The Board unanimously recommends a vote AGAINST the proposal for the following reasons:

At the 1983 Annual Meeting, shareholders voted to amend the Certificate of Incorporation to provide for the current classified Board with staggered three-year terms. The proxy statement for that meeting contained a detailed discussion recommending the classified Board. A portion of that discussion follows:

     "The Board of Directors believes that the adoption of this proposal is advantageous to the Company and its shareholders because, by providing that directors will serve three-year terms rather than one-year terms, it will enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board. The Board believes that this, in turn, will permit it more effectively to represent the interests of all shareholders, including responding to circumstances created by demands or actions by a minority shareholder or group."

     "..., there has been an increasing number of attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining control of the companies by electing their own slate of directors, or by achieving some other goal, such as the repurchase of their shares at a premium, by threatening to obtain such control."

This shareholder proposal was presented at several Annual Meetings in the past and has been consistently opposed by a majority of shares voted.

In the opinion of the Board, the reasons set forth above are still valid and the election of directors by classes should be continued.

Under New Jersey law, the amendment contemplated by the shareholder proposal must first be approved by the Board and then submitted to the shareholders for a vote. The Board has not approved the shareholder proposal. Thus, a vote in favor of the shareholder proposal is only an advisory recommendation to the Board that it take steps consistent with such shareholder proposal.

Approval of the foregoing precatory shareholder resolution requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon.

For the reasons set forth above, the Board recommends a vote AGAINST the proposal.



<25>



Shareholder Rights Plans

The Amalgamated Bank of New York Long-View Collective Investment Fund, 11-15 Union Square, New York, NY 10003, record holder of 38,500 shares of common stock of the Company, has given notice that it will introduce the following resolution and supporting statement at the Meeting:

Shareholder Resolution

RESOLVED, that pursuant to section 2-9 of the New Jersey Business Corporation Act, the shareholders of The Quaker Oats Company (the "Company") hereby amend the Company's Bylaws to add the following Bylaw 40, which shall take effect immediately upon approval by the shareholders, either in person or by proxy, at the meeting of shareholders at which such resolution is proposed:

                           SHAREHOLDER RIGHTS PLANS

"Bylaw 40. The Company shall not adopt any shareholder rights plan, share purchase rights plan or similar agreement, commonly referred to as a "poison pill," which is designed to impede, or has the effect of impeding, the acquisition of a block of stock in excess of a specified threshold and/or merger or other transaction between a significant shareholder and the Company, unless such plan or agreement has previously been approved by holders of a majority of the outstanding shares of stock at a general or special meeting of shareholders, and the Company shall redeem any such plan or agreement in effect as of the date of adoption of this Bylaw, including without limitation the shareholder rights plan that was adopted by the Company in 1996. Notwithstanding any other provision of these Bylaws, this Bylaw may not be amended, modified or repealed, except by holders of a majority of the outstanding shares of stock."

Supporting Statement

At last year's meeting, shareholders owning a majority of the voting shares supported a resolution recommending that the board of directors redeem Quaker Oats' shareholder rights plan, or else put the continued existence of this "poison pill" to vote of the shareholders.

Nonetheless, the board of directors did not follow this recommendation, a stance that we believe dishonors shareholder views, particularly when one considers that Quaker Oats' poison pill was adopted in 1996 without prior shareholder approval.

We   find  this  lack  of  concern  for  shareholder  views  to  be  troubling, particularly since Quaker Oats' return in recent years has lagged behind that of the S&P 500 index as well as Quaker Oats' peers in the food industry.

In our view, a poison pill can insulate management at the expense of shareholders, and Quaker Oats' failure to act on the shareholders'
recommendation necessitates the step proposed here. We do not dispute that management and the board should have appropriate tools to ensure that all shareholders benefit from a takeover proposal, but a "poison pill" is such a powerful tool that shareholders should be able to vote on whether it is appropriate.

Accordingly, we submit this bylaw amendment, which would allow Quaker Oats to adopt a poison pill, but only with the affirmative support of its shareholders.

The Board unanimously recommends a vote AGAINST this Proponent's proposal for the following reasons:

In  May  1996, the Board unanimously adopted a Shareholder Rights Plan  (Rights
Plan) and declared a dividend distribution of one Right on each outstanding share of the Company's Common Stock. The Rights Plan was established to replace the Shareholder Rights Plan originally adopted in 1986, which expired on July 30, 1996. The Rights Plan is designed to provide the Board with the ability to take what the Board believes are the most effective steps to protect and maximize the value of shareholders' investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer, and protect shareholders against potential abuses during the takeover process such as partial and two-tiered tender offers and creeping stock accumulation programs,



<26>



which do not treat all shareholders fairly and equally. The Rights do not affect any takeover proposal which the Board believes is in the best interests of the Company's shareholders. The overriding objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

In light of the shareholder vote at the Company's 1998 Annual Meeting, the Board specifically addressed the issue at its September 1998 meeting and, after careful consideration of presentations by its financial advisors and outside counsel, determined that, for the reasons set forth above, maintaining the Rights Plan in effect is in the best interests of the Company's shareholders.

The Board also believes that the proposed Bylaw amendment is legally invalid. The Company has received a written opinion of its New Jersey counsel to the effect that under New Jersey law, the Board of Directors of a New Jersey corporation is vested with the authority to adopt and implement a rights plan in the valid exercise of its fiduciary duties to shareholders. Under Delaware case law that our counsel believes would be followed by a New Jersey court, any provision like the proposed Bylaw amendment that requires a board to act or not to act in such a fashion as to limit the exercise of its fiduciary duties is invalid and unenforceable.

Finally, the Board believes there is strong empirical evidence that the Rights Plan better positions the Board to negotiate the most attractive and fair price for all shareholders in the event there is a bid for the Company. Many companies with rights plans have received unsolicited offers and have redeemed their rights after their directors were satisfied that the offer, as negotiated by the target company's board of directors, adequately reflected the underlying value of the company and was fair and equitable to all shareholders. Thus, experience indicates that rights plans neither prevent unsolicited offers from occurring, nor prevent companies from being acquired at prices that are fair and adequate to shareholders. Since the proposal requires redemption of the Rights Plan and shareholder approval for any new plan, it is clear that the Company would be unable to adopt a rights plan in time to be effective against a hostile bid and, therefore, would be deprived of a proven and necessary tool to maximize shareholder value.

If legally valid, approval of the foregoing proposed amendment to the Company's Bylaws requires the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote thereon.

Because the Board believes the proposal is legally invalid and against the best interest of shareholders, the Board recommends a vote AGAINST the proposal.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. To be considered for inclusion in the Company's proxy statement and proxy for the 2000 Annual Meeting a proposal must be received by the Company no later than December 13, 1999. Proposals should be directed to John G. Jartz, Corporate Secretary, The Quaker Oats Company, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.




                                OTHER BUSINESS

The Board is not aware of any matters requiring shareholder action to be presented at the Meeting other than those stated in the Notice of Annual Meeting. Should other proper matters be introduced at the Meeting, those persons named in the enclosed proxy have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

By order of the Board of Directors,



/s/John G. Jartz
John G. Jartz
Corporate Secretary




<27>



















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[Front Part]

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, OR IF NO
      CHOICES ARE INDICATED, FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4 AND 5.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   [  ]

[Quaker logo and "1999 PROXY" appear down the left margin]

A vote FOR items 1, 2 and 3 is recommended
by the Board of Directors.
1. Election of Directors - Nominees: J. Michael Losh, Walter J. Salmon For All [ ] Withheld All [ ] For All Except As Named Below [ ]
   ____________________


2. Ratification of Appointment of Independent Public Accountants
   For [ ]  Against [ ]  Abstain [ ]

3. Adoption of Executive Incentive Bonus Plan
   For [ ]  Against [ ]  Abstain [ ]

A vote AGAINST items 4 and 5 is recommended by the Board of Directors.

4. Shareholder Proposal - Annual Election of Directors
   For [ ]  Against [ ]  Abstain [ ]

5. Shareholder Proposal - Shareholder Rights Plans
   For [ ]  Against [ ]  Abstain [ ]


                              Dated___________________, 1999

                          x_________________________________
                          Signature

                          x_________________________________
                          Signature


NOTE: Please sign exactly as name appears hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please sign your full title.



[Back Part]



                            THE QUAKER OATS COMPANY


                    Proxy for Annual Meeting of May 12, 1999

           This Proxy is solicited on behalf of the Board of Directors.


The undersigned hereby appoints Frank C. Carlucci, W. James Farrell and Judy C. Lewent proxies each with power to appoint his or her substitute to represent and to vote all shares of stock of The Quaker Oats Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Rosemont Conference Center, 5555 North River Road, Rosemont, Illinois, on Wednesday, May 12, 1999 at 9:30 a.m. (CDT), and any adjournment thereof, as indicated on the proposals described in the proxy statement and all other matters properly coming before the meeting.


         IMPORTANT - This proxy must be signed and dated on the reverse side.